EXHIBIT 1

Land and Buildings Indicates Intention to Nominate Three Highly-Qualified Directors to Board of Associated Estates

-	Land and Buildings believes a majority of new independent Board members is needed to reverse 20-plus year history of material underperformance at the Company –

-	Chairman and CEO of Associated Estates Jeff Friedman has rejected all proposals which would result in a majority of the board being refreshed – placing a desire to “win” and maintain the status quo above the best interests of shareholders –

-	Land and Buildings’ nominees, Charles M. Elson, Jonathan Litt and R. Scot Sellers, would bring substantially more relevant experience and shareholder representation to the board than the three current members of the Associated Estates board they intend to replace –

Stamford, CT— (March 12, 2015) – Today Land and Buildings, an investment firm specializing in publicly traded real estate and real estate related securities, who collectively with Scot Sellers – the leader of Archstone-Smith Trust for over 15 years, culminating with the sale of the company for $22 billion near the peak of the market in 2007 – is a shareholder of Associated Estates Realty Corporation (“AEC”, “Associated Estates”, or the “Company”), released the following public statement announcing their intention to nominate three directors to the board of Associated Estates:

“While the Company’s addition of Douglas Crocker II, Jon A. Fosheim and John S. Gates, Jr. to the proposed board of Associated Estates is encouraging, these actions in our view remain too little, too late. Most notably, they stop short of the substantial, systemic change that is needed at AEC by limiting the new independent board members to a minority voice.

Land and Buildings believes a majority of new highly regarded independent directors is critical to real change and maximizing shareholder value. All discussions with Chairman and CEO Jeff Friedman thus far have not resulted in a mutually agreeable resolution because Mr. Friedman is committed to avoiding a board that has a majority of new members independent of both the Company and Mr. Friedman, including the Company’s own appointees. Mr. Friedman has stated directly to us that his first priority is "to win" – not, apparently, maximizing value for shareholders, the true owners of the Company.

Land and Buildings is not seeking ‘control’ as the Company alleges - our nominees are independent of both the Company and (other than Mr. Litt) of Land and Buildings, and highly-qualified and singularly focused on what’s best for all shareholders. To that end, Land and Buildings intends to nominate only three candidates to the board of Associates Estates. Please note April 6th is the record date for shareholders to own the shares to be eligible to vote for the following Land and Buildings’ intended nominees at the Annual Meeting:

•	Charles M. Elson – Professor and leading authority on corporate governance
•	Jonathan Litt – Founder/CIO of Land and Buildings and former top-ranked sell-side REIT analyst
•	R. Scot Sellers – Former public multifamily REIT CEO and CIO at Archstone-Smith Trust

Land and Buildings intends to run these three directors as replacements for the following long-tenured incumbent Company directors, who in our view have demonstrated an inability to effectively oversee management, resulting in significant destruction of shareholder value:

•	Michael E. Gibbons – Board member since 2004, Senior Managing Director and Principal of Brown, Gibbons, Lang & Company, a Cleveland-based investment banking firm and an advisor to Associated Estates in its initial public offering (IPO)
•	James A. Schoff – Board member since 2006, Chairman of the Nominating and Corporate Governance Committee that seemingly neglected its duties until this past year and Cleveland-based
•	Richard T. Schwarz – Board member since 1994, overseeing the Company’s 20-plus year history of material underperformance, including as current Lead Director, and Cleveland-based

Land and Buildings remains open to any compromise that represents a commitment to real change. However, the half-measures proposed by the Company to date do not go far enough, and ultimately we believe represent an attempt to maintain the status-quo at the expense of all shareholders.”

Additional Biographical Information on Nominees

Charles M. Elson

Charles M. Elson is the Edgar S. Woolard, Jr., Chair in Corporate Governance and the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware. He is also "Of Counsel" to the law firm of Holland & Knight.

He formerly served as a Professor of Law at Stetson University College of Law in St. Petersburg, Florida from 1990 until 2001. His fields of expertise include corporations, securities regulation and corporate governance. He is a graduate of Harvard College and the University of Virginia Law School, and has served as a law clerk to Judges J. Harvie Wilkinson III and Elbert P. Tuttle of the United States Court of Appeals for the Fourth and Eleventh Circuits. He has been a Visiting Professor at the University of Illinois College Of Law, the Cornell Law School, and the University of Maryland School of Law, and was a Salvatori Fellow at the Heritage Foundation in Washington, D.C. and is a member of the American Law Institute.

Professor Elson has written extensively on the subject of boards of directors. He is a frequent contributor on corporate governance issues to various scholarly and popular publications. He served on the National Association of Corporate Directors' Commissions on Director Compensation, Director Professionalism, CEO Succession, Audit Committees, Strategic Planning, Director Evaluation, Risk Governance, Effective Lead Director, and Board Diversity and was a member of its Best Practices Council on Coping With Fraud and Other Illegal Activity. He served as well on that organization’s Advisory Council. He is Vice Chairman of the ABA Business Law Section’s Committee on Corporate Governance and was a member of its Committee on Corporate Laws.

He is presently a member of the Board of Directors of HealthSouth Corporation, a healthcare services provider and Bob Evans Farms Inc., a restaurant and food products company.

Jonathan Litt

Jonathan Litt has over 22 years of experience as a global real estate strategist and an investor in both public real estate securities and direct property. Mr. Litt founded Land and Buildings in the summer of 2008 to take advantage of the opportunities uncovered by the global property bubble. Previously, Mr. Litt was Managing Director and Senior Global Real Estate Analyst at Citigroup where he was responsible for Global Property Investment Strategy, coordinating a 44 person team of research analysts located across 16 countries.

Mr. Litt was recognized as a leading analyst since 1995, achieving prestigious Institutional Investor Magazine #1 ranking for 8 years and top five ranking throughout the period. Mr. Litt also achieved top ranking from Greenwich Associates since 1995. Before moving to the sell-side in 1994, Mr. Litt worked on the buy-side investing in public real estate securities and buying real property during his tenure at European Investors and BrookHill Properties, where his career began in 1988. Mr. Litt serves on the Board of Directors at Mack-Cali (NYSE: CLI).

Mr. Litt graduated from Columbia University in 1987 with a BA in Economics and NYU's Stern School of Business in 1990 with an MBA in Finance. Mr. Litt can often be seen on CNBC or quoted in the Wall Street Journal and other industry publications. He is also the president of a not-for-profit, the Children with Dyslexia Scholarship Fund, which provides children with scholarships to secondary schools that specialize in dyslexia.

R. Scot Sellers

R. Scot Sellers served as the Chief Executive Officer of Archstone, one of the world's largest apartment companies, from January 1997 through February 2013, and prior to that was Archstone's Chief Investment Officer since 1995. Under Mr. Sellers' leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities (San Antonio and El Paso), to becoming the largest publicly traded owner of urban high rise apartments in the nation's premier cities (Manhattan, Washington, D.C. and others).

During the 12 years Mr. Sellers led Archstone as a public company, Archstone produced a total shareholder return of 723%, substantially in excess of that of the NAREIT Apartment Index, which was 481% during the same period. Scot increased the equity market capitalization of the company from $767 million to $15.1 billion, while also paying over $3.7 billion of cash dividends to shareholders.

During Mr. Sellers' 33-year career in the apartment business, he has been responsible for the development, acquisition and operation of over $40 billion of apartment communities in over 50 different cities across the United States. Mr. Sellers is a former member of the Executive Committee of the National Multi-housing Council and served as the former Chairman of the National Association of Real Estate Investment Trusts from November 2005 to November 2006.

Scot serves on the Board of The Irvine Company, The Howard Hughes Corporation, Inspirato and Habitat for Humanity International. He is a member of the Chief Executive Officers (CEO – a YPO/WPO-related organization) and a former member of the World Economic Forum.

Scot earned his MBA from Stanford in 1981, graduating as an Arjay Miller scholar. He earned his undergraduate degree from Lewis & Clark College in 1978, graduating summa cum laude.

About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Investor Contact:

Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

212-750-5833

Media Contact:
Elliot Sloane / Dan Zacchei
Sloane & Company
212-486-9500
Esloane@sloanepr.com or
Dzacchei@sloanepr.com

LAND & BUILDINGS CAPITAL GROWTH FUND, L.P., LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC AND JONATHAN LITT (COLLECTIVELY, "LAND & BUILDINGS") AND CHARLES M. ELSON AND R. SCOT SELLERS (TOGETHER WITH LAND & BUILDINGS, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF ASSOCIATED ESTATES REALTY CORPORATION (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, INNISFREE M&A INCORPORATED, LAND & BUILDING'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD, WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A TO BE FILED BY LAND & BUILDINGS WITH THE SEC ON MARCH 12, 2015. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this document are based on information available to Land and Buildings on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Land and Buildings are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Land and Buildings reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Land and Buildings disclaims any obligation to update the information contained herein. Land and Buildings and/or one or more of the investment funds it manages may purchase additional Associated Estates shares or sell all or a portion of their shares or trade in securities relating to such shares.